Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Third-Quarter 2024 Results and Declares Quarterly Dividend

OKLAHOMA CITY – Nov. 5, 2024 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the third-quarter 2024. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Delivered $812 million of net earnings, or $1.30 per share; $683 million of core earnings, or $1.10 per share

•	Achieved 335,000 barrels of oil production per day during the quarter, exceeding guidance by 4 percent

•	Generated $1.7 billion of operating cash flow and $786 million of free cash flow for the third quarter

•	Repurchased $295 million of common stock during the quarter

•	Declared a $0.22 per share quarterly fixed dividend payout

•	Closed strategic acquisition on Sept. 27, enhancing scale and transforming Williston Basin business

CEO PERSPECTIVE

“Devon delivered another quarter of strong operational and financial results, showcasing the strength of our disciplined strategy,” said Rick Muncrief, president and CEO. “The Delaware Basin continues to be a great contributor to our success. The exceptional well productivity and cycle time improvements we continue to see in this basin contributed to production volumes surpassing our guidance while keeping capital expenditures below forecasted levels.

“Importantly, our reliable operating performance led to another quarter of significant free cash flow generation. This enabled us to return value to our shareholders through our ongoing share buyback program and to take the first step in our debt reduction plan by retiring nearly $500 million of debt at maturity.

“Looking ahead to the remainder of 2024 and into 2025, we enhanced the quality and depth of our asset portfolio with the recent acquisition of Grayson Mill Energy. This transaction marks a major milestone, increasing our operating scale and strengthening our outlook for the fourth quarter and beyond. Coupled with the operational momentum of our legacy business, this acquisition positions Devon to deliver strong returns through the cycle and underscores our commitment to generating long-term value for our shareholders,” Muncrief concluded.

FINANCIAL RESULTS

Devon reported net earnings of $812 million, or $1.30 per diluted share, in the third quarter of 2024. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $683 million, or $1.10 per diluted share.

Devon’s operating cash flow totaled $1.7 billion in the third quarter, an 8 percent increase versus the prior quarter. The company funded its capital requirements and had $786 million of free cash flow for the quarter.

In the third quarter, Devon issued $2.25 billion of senior notes through a combination of 10- and 30-year offerings and entered into a $1 billion term loan. Proceeds from the senior notes, the term loan and a portion of the company’s cash on hand funded the cash portion of Devon’s previously announced Grayson Mill acquisition.

The company also took the initial step on its debt reduction program by retiring $472 million of outstanding debt at maturity. Overall, Devon’s financial position remained strong with investment-grade credit ratings and cash balances of $676 million. At September 30, 2024, the company’s outstanding debt totaled $8.9 billion with a net debt-to-EBITDAX ratio of 1.1 times.

RETURN OF CAPITAL

Devon declared its fixed quarterly cash dividend of $0.22 per share, payable on Dec. 30, 2024, to shareholders of record at the close of business on Dec. 13, 2024.

With the recent pull back in commodity prices and equities, as well as the additional leverage taken on by the company, Devon has elected not to declare a variable dividend in the current quarter. Capital allocation will focus on strengthening the balance sheet and returning capital to shareholders through the fixed dividend and share buybacks.

In the third quarter, the company repurchased $295 million of common stock. Since program inception in late 2021, Devon has repurchased $3.0 billion of common stock.

OPERATING RESULTS

Devon’s capital activity in the third quarter averaged 20 operated drilling rigs and 5 completion crews across its asset portfolio. This level of activity resulted in 108 gross operated wells being placed online, with an average lateral length of 10,000 feet. Upstream capital spending in the third quarter was $817 million. Midstream, carbon and corporate capital totaled $61 million in the quarter.

Devon’s oil production in the third quarter reached 335,000 barrels per day, exceeding guidance by 4 percent. Total companywide production averaged 728,000 oil-equivalent barrels (Boe) per day in the third quarter. This represents a 3 percent increase in production compared to the previous quarter. Production in the quarter benefited from the closing of Grayson Mill in late September, which contributed approximately 5,000 Boe per day and 3,000 barrels of oil per day to the quarterly average.

Devon’s growth and outperformance in the third quarter was primarily driven by its Delaware Basin asset, which accounted for 67 percent of companywide volumes at 488,000 Boe per day. This production result represents a growth rate of 6 percent quarter-over-quarter, driven by 55 gross operated wells being placed online during the quarter. The outperformance was driven by strong well productivity and base production that continued to exceed expectations.

Capital activity in the Delaware was headlined by the CBR 12-1 project, which was brought online during the second and third quarters of 2024. This 21-well project in the Stateline area targeted 6 different landing zones within the Bone Spring and Wolfcamp formations. Initial 30-day rates from this multi-zone development averaged 3,300 Boe per day, with per well recoveries exceeding 2 million oil-equivalent barrels.

For the third quarter, Devon’s upstream revenues totaled $2.7 billion. The company’s realized price during the period, including commodity hedges, was $40.71 per Boe, compared with the prior quarter of $44.29 per Boe. The lower price realization was primarily driven by reduced crude and natural gas liquids benchmark pricing. Also contributing to the lower pricing was the expanded regional gas price differential in the Delaware Basin driven by infrastructure constraints.

Production costs, including taxes, averaged $11.39 per Boe in the third quarter, a decline of 7 percent from the prior period. The improved cost structure was driven by lower lease operating expenses resulting from more efficient field-level operations, lower well workovers and a decrease in production tax due to lower commodity prices.

Financing cost, net totaled $88 million in the quarter, a $12 million increase from the prior quarter. The higher expense is primarily related to the debt issued in the quarter related to the Grayson Mill acquisition.

Devon’s third quarter effective income tax rate was 22 percent, with a 7 percent current rate and 15 percent deferred rate. The lower-than-expected current tax rate was driven by accelerated income tax depreciation related to the closing of the Grayson Mill acquisition.

STRATEGIC ACQUISITION IN THE WILLISTON BASIN

On Sept. 27, 2024, Devon closed its previously announced acquisition of Grayson Mill Energy. The company issued 37.3 million shares and funded the remainder of the transaction through a combination of senior notes, a term loan and cash on hand. The acquisition adds a high-margin production mix that enhances Devon’s position as one of the largest oil producers in the U.S. The acquisition also transforms the company’s Williston Basin business, with the addition of 307,000 net acres, 500 undrilled gross locations and 300 high-quality refrac candidates.

FOURTH-QUARTER 2024 OUTLOOK

Due to the impact of the Grayson Mill acquisition and strong year-to-date performance, Devon is revising its production forecast higher in the fourth quarter to a range of 811,000 to 830,000 Boe per day, a 13 percent increase compared to the third quarter. This fourth-quarter volume growth will be driven by an estimated 110,000 Boe per day of incremental production from the company’s Williston Basin acquisition. Beginning with the fourth quarter, the Williston Basin will be combined with the Powder River Basin and reported as the Rockies business unit.

The company also adjusted the midpoint of its capital outlook to $950 million for the upcoming quarter. This guidance incorporates $150 million of incremental capital requirements related to the acquisition in the Williston Basin.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Nov. 6, 2024, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Rosy Zuklic, 405-552-7802	Michelle Hindmarch, 405-552-7460
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; climate change and risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks relating to global pandemics; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2023 Annual Report on Form 10-K (the “2023 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2023 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2023 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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